Exhibit 99.1

Sumitomo Forestry Completes Acquisition of Tri Pointe Homes, Creating a Leading U.S. Homebuilder

Supports expansion of U.S. housing supply while accelerating growth of Tri Pointe Homes’ high-quality operations

TOKYO and INCLINE VILLAGE, Nev., May 14, 2026 — Sumitomo Forestry Co., Ltd. (“Sumitomo Forestry”) (TSE: 1911) and Tri Pointe Homes, Inc. (“Tri Pointe Homes”) today announced the successful completion of Sumitomo Forestry’s acquisition of Tri Pointe Homes for US$47.00 per share.

With the closing of the transaction, Tri Pointe Homes is now a wholly owned subsidiary of Sumitomo Forestry America, Inc., which is a wholly owned subsidiary of Sumitomo Forestry Group, and will cease trading on the New York Stock Exchange.

Through this acquisition, Tri Pointe Homes’ premium lifestyle brand, more than 160 active communities, and operations across 13 high-growth states will be added, making the Sumitomo Forestry Group a homebuilder equivalent to the 5th largest in the U.S.1, delivering approximately 15,000 units annually across 18 states. Both companies will leverage the homebuilding expertise, technologies, and operational expertise that they have each cultivated to deliver high-quality homes tailored to greater diverse customer needs. The Sumitomo Forestry Group will continue to strengthen its presence in the U.S. housing market while pursuing sustainable growth.

Toshiro Mitsuyoshi, President and Executive Officer of Sumitomo Forestry, stated, “Today marks a meaningful new beginning with Tri Pointe Homes and an important milestone in advancing our group’s U.S. single-family homes business into a new stage of growth. Tri Pointe Homes’ premium brand, robust governance and financial expertise cultivated as a publicly listed U.S. company, and its deeply rooted local operating platform add significant strength to our group. Together with Tri Pointe Homes and our existing five U.S. homebuilders, we are well positioned to expand scale, enhance management efficiency and improve profitability toward our Mission TREEING 2030 goal of supplying 23,000 homes annually in the U.S. by 2030. We look forward to working closely with Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer, and the entire Tri Pointe Homes team to drive long-term growth and value creation.”

Doug Bauer, Tri Pointe Homes’ Chief Executive Officer, said, “Joining the Sumitomo Forestry Group marks an exciting new chapter for Tri Pointe Homes, building on the past 17 years of standalone growth delivering over 58,000 homes to U.S. families and communities. With a shared strategic vision, values and culture, we are well positioned to accelerate our growth while continuing to deliver design-driven homes and exceptional customer experiences.”

Tom Mitchell, President and Chief Operating Officer of Tri Pointe Homes, added, “Partnering with Sumitomo Forestry Group provides our customers, partners and team members with greater resources and strategic alignment to support the continued evolution of the Tri Pointe Homes premium brand. We are excited to partner with an organization that shares our commitment to our people, differentiated business strategy and our long-term growth.”

[1]

Calculated by aggregating the combined number of units delivered by Sumitomo Forestry’s existing homebuilders in FY2025 with Tri Pointe Homes’s FY2025 number of units delivered, with reference to Builder Online 2026 Builder 100

Advisors

Mitsubishi UFJ Morgan Stanley and its affiliates including Morgan Stanley & Co. LLC acted as exclusive financial advisor and Morrison & Foerster LLP acted as legal counsel to Sumitomo Forestry.

Moelis & Company LLC acted as exclusive financial advisor and Paul Hastings LLP acted as legal counsel to Tri Pointe Homes. Collected Strategies acted as strategic communications advisor to Tri Pointe Homes.

About Sumitomo Forestry

Sumitomo Forestry Group is engaged in a broad range of global businesses centered on wood, including forestry management, the manufacture and distribution of wood building materials, the contracting of single-family homes and medium- to large-scale wooden buildings, real estate development, and wood biomass power generation. In the Sumitomo Forestry Group’s long-term vision Mission TREEING 2030, the group is seeking to promote the Sumitomo Forestry Wood Cycle, a value chain to contribute to decarbonization for the whole of society by increasing the CO2 absorption of forests and popularizing wooden buildings that store carbon for long periods of time. With the promotion of global expansion as one of the business policies in the group’s long-term vision, it is also working to accelerate decarbonization initiatives in the United States.

About Tri Pointe Homes

One of the largest homebuilders in the U.S., Tri Pointe Homes, Inc. has a presence in 13 states and the District of Columbia, and is a recognized leader in customer experience, innovative design, and environmentally responsible business practices. The company builds premium homes and communities with deep ties to the communities it serves—some for as long as a century. Tri Pointe Homes combines the financial resources, technology platforms and proven leadership of a national organization with the regional insights, longstanding community connections and agility of empowered local teams. The company is one of the 2026 Fortune World’s Most Admired Companies, 2026 Fortune 100 Best Companies to Work For®, and recognized as a PEOPLE Companies That Care® (2023-2025) organization. The company was also named as a Great Place To Work-Certified™ company for five years in a row and named on several Great Place To Work® Best Workplaces lists. Tri Pointe has also won multiple Builder of the Year and Developer of the Year awards. For more information, please visit TriPointeHomes.com.

Contacts:

Investor Relations

Sumitomo Forestry:

icom@sfc.co.jp

Tri Pointe Homes:

InvestorRelations@TriPointeHomes.com, ph. 949-478-8696

Media

Sumitomo Forestry:

https://inquire.sfc.jp/sfc/m/contact/english/

Tri Pointe Homes:

Nick Lamplough / Clayton Erwin / David Feldman

TPH-CS@CollectedStrategies.com